Exhibit 4.5(c)

                              AMENDMENT NUMBER 2 TO
                      TRANSFER AND ADMINISTRATION AGREEMENT


         AMENDMENT NUMBER 2 TO TRANSFER AND ADMINISTRATION AGREEMENT (this "Amendment"), dated as of May 10, 1996 between PERFORMANCE FUNDING CORPORATION, a Delaware corporation, as transferor (in such capacity, the "Transferor"), UNION ACCEPTANCE CORPORATION, an Indiana corporation, in its individual capacity and as collection agent (in such capacity, the "Collection Agent"), and ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company") amending that certain Transfer and Administration Agreement dated as of July 24, 1995 among the parties hereto, as amended by Amendment No. 1 dated as of September 8. 1995 (the "Transfer and Administration Agreement").

                  WHEREAS, the Transferor and the Company have agreed to make certain amendments to the Transfer and Administration Agreement.

                  NOW, THEREFORE, the parties hereby agree as follows:

         SECTION 1. Defined Terms. As used in this Amendment, capitalized term shall have the same meanings assigned thereto in the Transfer and Administration Agreement.

         SECTION 2. Amendment to Definition of "Net Receivables Balance". The definition of "Net Receivables Balance" is hereby deleted in its entirety and replaced with the following (solely for convenience of reference, the revised provision in this definition is italicized):

                  "Net Receivables Balance" means at any time the Outstanding Balance of the Eligible Receivables at such time reduced by the sum of
         (i) the amount by which the aggregate Outstanding Balance of Eligible Receivables the Contracts related to which upon origination provide for more than 60 monthly payments exceeds 80% of the aggregate Outstanding Balance of Eligible Receivables, plus (ii) the amount by which the aggregate Outstanding Balance of Eligible Receivables originated by any one dealer exceeds 3% of the Outstanding Balance of Eligible Receivables (except that the aggregate Outstanding Balance of Eligible Receivables originated by Ricart Ford may exceed 3% but not exceed 5% of the Outstanding Balance of Eligible Receivables), plus (iii) the aggregate Outstanding Balance of all Eligible Receivables which are Defaulted Receivables."

         SECTION 3. Limited Scope. This amendment is specific to the circumstances described above and does not imply any future amendment or waiver of rights allocated to the Company, the Transferor, Union Acceptance Corporation, the Collection Agent, the


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Administrative   Agent  or  the   Collateral   Agent  under  the   Transfer  and
Administration Agreement.

         SECTION 4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK.

         SECTION 5. Severability. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when Taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 6. Ratification. Except as expressly affected by the provisions hereof, the Transfer and Administration Agreement as amended shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Transfer and Administration Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Transfer and Administration Agreement as amended by this Amendment.

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment Number 2 as of the date first written above.


                                              ENTERPRISE FUNDING CORPORATION,
                                                       as Company


                                              By:      /s/ Stuart Cutler
                                              Name:  Stuart Cutler
                                              Title:            Vice President


                                              PERFORMANCE FUNDING CORPORATION,
                                                       as Transferor


                                              By:      /s/ Cynthia F. Whitaker
                                              Name:  Cynthia F. Whitaker
                                              Title:            Vice President


                                              UNION ACCEPTANCE CORPORATION,
                                                       as Collection Agent


                                              By:      /s/ John M. Stainbrook
                                              Name:  John M. Stainbrook
                                              Title:            President


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